Exhibit (m)

                         Man-Glenwood Lexington TEI, LDC
                   Appointment of Agent for Service of Process


      A. Man-Glenwood Lexington TEI, LDC ("TEI, LDC") is a limited duration company organized under the laws of the Cayman Islands and has its principal place of business at 123 N. Wacker Drive, 28th Floor, Chicago, IL 60606.

      B. TEI, LDC designates and appoints SEI Private Trust Company ("Agent") located at One Freedom Valley Road, Oaks, PA 19456 as the agent of TEI, LDC upon whom may be served any process, pleadings, subpoenas, or other papers in:

      (1) any investigation or administrative proceeding conducted by the Commission; and

      (2) any civil suit or action brought against TEI, LDC or to which TEI, LDC has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns (i) any offering made or purported to be made in connection with the securities of TEI, LDC, or any purchases or sales of any security in connection therewith. TEI, LDC stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and bindings as if personal service thereof had been made.

      C. TEI, LDC stipulates and agrees to appoint a successor agent for service of process and execute an amended "Appointment of Agent for Service of Process" if TEI, LDC discharges the Agent or the Agent is unwilling or unable to accept service on behalf of TEI, LDC at any time until six years have elapsed from the date of the last sale of the securities of TEI, LDC.

      D. TEI, LDC further undertakes to advise the Commission promptly of any change to the Agent's name or address during the applicable period described in paragraph C.

      E. TEI, LDC undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to: the securities of TEI, LDC or transactions the securities of TEI, LDC.

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TEI,  LDC  certifies  that it has duly caused this power of  attorney,  consent, stipulation and agreement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Chicago, United States of America, this 12th day of May, 2004.



                              Man-Glenwood Lexington TEI, LDC


                              By:  MAN-GLENWOOD LEXINGTON TEI, LLC
                                      as managing member

                                    /s/ Steven Zoric
                              By:  _______________________
                                      Steven Zoric
                                      Secretary